UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2011 (October 13, 2011)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365
San Francisco, California 94104
(Address of principal executive offices, zip code)

(415) 568-2245

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2011, Medgenics, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its employment agreement with Clarence L. “Butch” Dellio, the Chief Operating Officer of the Company.

The Amendment increased the amount of time Mr. Dellio is expected to work from approximately 50% to approximately 75% of an average work week of an executive in a similar position with a public company of similar size and nature as the Company, and correspondingly increased Mr. Dellio’s gross salary from $12,500 per month to $18,750 per month effective as of October 1, 2011.  Moreover, in recognition of the additional work performed by Mr. Dellio during the months of August and September 2011, the Amendment provided for a one-time special payment of $6,250 payable by the Company to Mr. Dellio upon execution of the Amendment.  Except as modified by the Amendment, the remaining terms of Mr. Dellio’s employment agreement remain in full force and effect.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1	First Amendment to Employment Agreement, effective as of October 13, 2011, between Medgenics, Inc. and Clarence L. “Butch” Dellio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/	Eugene A. Bauer
	Name:	Eugene A. Bauer
	Title:	Executive Chairman of the Board of Directors

Date:      October 17, 2011